Directed Electronics, Inc. Reports 2007
Fourth Quarter and Year-End Results
•	Reports net sales of $401 million and adjusted EBITDA of $59 million for full year 2007

•	Generates operating cash flow of $87 million during 2007

•	Achieves debt covenant compliance with $75 million of debt pay down in 2007

•	Successfully negotiates amended debt agreement including covenant relief

•	2007 results include non-cash impairment charge of $146 million, net of tax, related to goodwill and intangibles resulting in GAAP net loss of $140 million
VISTA, California (March 17, 2008) — Directed Electronics, Inc. (Nasdaq: DEIX) announced today financial results for the fourth quarter and year ended December 31, 2007.
Fourth Quarter Financial Highlights:
•	Q4 net sales and adjusted EBITDA of $152 million and $29 million, respectively

•	Paid down $40 million of term debt as compared to 2007 requirement of $3 million resulting in 4.5x leverage, well within December 31, 2007 debt compliance ratio

•	Pro forma EPS of $0.41 per share, excluding $146 million, net of tax, of non-cash impairment charges related to goodwill and intangibles. These results included $0.05 of non-cash charges related to early debt retirement and certain tax expenses. Excluding these non-cash items, pro forma EPS was $0.46 per share.

•	Including non-cash impairment charges, GAAP net loss for the fourth quarter of 2007 was ($136.0) million, or ($5.25) per diluted share.
Recent Operating Highlights:
•	Expanded distribution with Polk Audio adding Best Buy and Apple Stores

•	Renegotiated debt agreement increasing total leverage covenant

•	Reduced risk in satellite radio business with amended SIRIUS agreement

•	Appointed Kevin Duffy to the role of Chief Financial Officer

•	Implementing plan to reduce $5 million of annualized operating expenses

•	Improved cash flow from working capital and operating improvements
“In the fourth quarter, we accomplished most of our goals including strong sales and EBITDA performance, as well as paying down $40 million in term debt bringing our full year 2007 debt down by $75 million, or 22%,” commented James E. Minarik, Directed’s President and Chief Executive Officer. “For the full year of 2007, we experienced a sizeable sales mix shift as our higher margin, branded security and entertainment business increased by 30% due to a number of factors including our acquisition of Polk Audio, single digit increases in security and convenience, and continued strong performance of our Definitive Technology home audio speakers, while our satellite radio sales declined by 46%. This shift caused our security and entertainment business to increase from 51% of our sales in 2006 to 72% of our sales in 2007 while also driving our gross margins upwards by over 600 basis points to 35%.
Despite the strong fundamentals of our business including approximately $59 million in adjusted EBITDA and over $400 million in net sales for 2007, we have taken a non-cash impairment charge of $146 million, net of tax, related to goodwill and intangibles resulting in a GAAP net loss of $140 million. This was due primarily to the decline in our stock price as compared to our book value. However, while this is a large number, I want to emphasize that this was a non-cash charge and does not affect our on-going operations.

While the current economic environment and our market conditions may be more difficult than in the recent past, we expect the combination of our expanded distribution of home audio products at Best Buy and Apple Stores, our improved debt position, and our focus on cost cutting initiatives will ultimately lead to a stronger company.”
Fourth Quarter 2007 Versus Fourth Quarter 2006
Sales
Net sales in the fourth quarter of 2007 were $152.0 million compared with net sales of $210.3 million in the fourth quarter of 2006. The fourth quarter sales decline was largely driven by lower satellite radio sales. Gross sales of security and entertainment products were $101.2 million in the fourth quarter of 2007 compared with $103.6 million for the same period in 2006. Security and convenience, as well as home audio sales, increased in Q4 driven by higher sales of remote start due to cold weather and successful new product introductions. These increases were offset by a decline in mobile video and an approximate $4 million decrease in Directed-designed satellite radio accessories, which are included in mobile audio sales, due to the overall slowdown in the retail satellite radio market.
As expected, fourth quarter 2007 gross sales of satellite radio products decreased 51.0% to $56.2 million from $114.0 million in the fourth quarter of 2006.
Gross Profit
For the fourth quarter of 2007, pro forma gross margin increased 610 basis points to 34.6% compared with 28.5% in the prior year. GAAP gross margin increased 850 basis points to 34.3% compared with 25.8% in the prior year. The increase during the period was due to the sales mix shifting to higher-margin security and entertainment product sales.
Operating Expenses
Pro forma operating expenses were $26.3 million in the fourth quarter of 2007, or 17.3% of revenue, compared with $27.4 million, or 13.0% of revenue, in the prior year. The company initiated a program in the first quarter of 2008 to improve operating efficiency and expects to save approximately $5 million on an annualized basis.
GAAP operating expenses were $221.1 million in the fourth quarter of 2007 compared with $28.8 million in the fourth quarter of 2006. The company’s 2007 fourth quarter GAAP operating expenses included a $194.8 million non-cash goodwill and intangible impairment charge.
EBITDA and Net Income (Loss)
Fourth quarter 2007 pro forma EBITDA (earnings before interest, taxes, depreciation and amortization, including goodwill and intangibles impairment) was $28.8 million compared with $34.7 million in the comparable prior year period. Adjusted EBITDA, which includes adjustments as defined by the company’s lending agreement, was $29.1 million in the fourth quarter. A quantitative reconciliation from the company’s GAAP results to its pro forma and adjusted results is provided in the accompanying tables.
Pro forma operating income was $26.3 million in the fourth quarter of 2007 compared to $32.5 million in the fourth quarter of 2006. Pro forma net income was $10.7 million, or $0.41 per diluted share, in the fourth quarter of 2007 compared with $15.4 million, or $0.59 million per diluted share, in the prior year period. Fourth quarter 2007 pro forma net income included $0.02 per diluted share related to the write-off of non-cash financing fees associated with the company’s $39.2 million prepayment of debt, as well as $0.03 of non-cash tax expense related to the delivery of previously scheduled RSU’s. Excluding these non-cash charges, fourth quarter 2007 pro forma net income was $0.46. GAAP net loss for the fourth quarter of 2007 was ($136.0) million, or ($5.25) per diluted share, compared with net income of $10.8 million, or $0.41 per diluted share, in the prior year.
Full Year 2007 Versus Full Year 2006
Sales
Net sales were $401.1 million for the full year of 2007, a decrease of 8.4% compared with net sales of $437.8 million for the full year of 2006. Gross sales of security and entertainment products were $298.1 million for the full year of 2007, an increase of 29.9% compared with $229.4 million for the full year of 2006. Gross sales of satellite radio products were $117.9 million for the full year of 2007, a decrease of 46.4% compared with $220.1 million for the full year of 2006.
Gross Profit
Pro forma gross profit increased 11.4% to $143.1 million for the full year of 2007 compared with $128.5 million for the full year of 2006. Pro forma gross margin increased to 35.7% in 2007 from 29.4% in 2006. GAAP gross profit increased 15.6% to $141.7 million for the full year of 2007 compared with $122.6 million for the full year of 2006. GAAP gross margin increased to 35.3% in 2007 from 28.0% in 2006. The gross margin improvement was primarily due to increased sales of higher margin Polk Audio and Definitive Technology products combined with reduced sales of lower margin satellite radio receivers.
Operating Expenses
Pro forma operating expenses were $95.2 million, or 23.7% of net sales, for the full year of 2007 compared with $67.2 million, or 15.4% of net sales, in 2006. For the full year, operating expenses increased due to the full year inclusion of Polk Audio and the acquisition of Trilogix. GAAP operating expenses were $295.5 million in 2007 compared with $71.0 million in 2006. The company’s 2007 GAAP operating expenses included a $194.8 million non-cash goodwill and intangible impairment charge and $5.5 million related to the settlement of previously disclosed patent litigation.
EBITDA and Net Income (Loss)
For the full year of 2007, pro forma EBITDA was $57.6 million compared with $68.0 million for the full year of 2006. Adjusted EBITDA, which includes adjustments as defined by the company’s lending agreement, was $58.7 million in 2007.
Pro forma operating income was $47.9 million for the full year of 2007 compared with $61.3 million for the full year of 2006. Pro forma net income for the full year of 2007 was $10.7 million, or $0.41 per diluted share. Full year 2007 pro forma net income included $0.02 per diluted share related to the write-off of non-cash financing fees associated with the company’s $39.2 million prepayment of debt, as well as $0.05 of non-cash tax expense related to the delivery of previously scheduled RSU’s. GAAP net loss for 2007 was ($140.0) million, or ($5.40) per diluted share, compared with GAAP net income of $21.0 million, or $0.81 per diluted share, in 2006.

Balance Sheet and Cash Flows
The company generated $87.0 million of operating cash flow for the full year of 2007, compared with ($20.2) million of operating cash used for the full year of 2006. The company primarily used operating cash flow to repay $75.3 million of debt, including $42.3 million of term debt, and to acquire Trilogix Systems. As of December 31, 2007, debt totaled $266.9 million. The company was in compliance with all of its debt covenants as of December 31, 2007.
The company recently renegotiated its term debt lending agreement including changes to the following key terms:
•	Increased allowable total leverage ratio to 5.25x through Q1 2009 stepping down to 4.95x through Q4 2009 with step-downs thereafter consistent with the previous lending agreement. Prior to the amendment, the company’s total allowable leverage ratio was 4.85x with step-downs to 4.60x as of June 30, 2008 and 3.95x as of June 30, 2009.

•	Modified loan pricing to LIBOR plus 350 basis points when the company is under 4.5x of leverage and LIBOR plus 400 basis points when the company is over 4.5x of leverage. Previously, the company’s debt was priced at LIBOR plus 250 basis points. Taking into account the increased interest rate margin, the company still expects interest expense to decline in 2008 as compared to 2007 due to carrying lower levels of debt, as well as due to a decline in LIBOR.

•	Modified other terms including revolver availability, prepayment requirements, right to execute accounts receivable sale/securitization, and permitted add-backs to adjusted EBITDA.
“For the latter part of 2007 and going forward, we are increasing our focus on improving our overall balance sheet and operating expense structure,” stated Kevin Duffy, Chief Financial Officer. “Specifically, we have made improvements in our use of working capital by improving our accounts payable terms and implementing tighter A/R and inventory controls, which should ultimately translate into increased debt retirement. Additionally, with the support of our lenders, we have successfully amended our debt agreement to provide greater strategic and financial flexibility.
“Over the last several months, we have also analyzed and identified cost savings across our operations. In the first quarter of 2008, we began implementing cost-cutting initiatives which we ultimately expect to generate $5 million in annualized savings consisting of attrition, reduction in temporary labor, and operating efficiencies.”
During the fourth quarter of 2007, the company conducted its annual impairment testing required by SFAS No. 142, “Goodwill and Other Intangible Assets,” for fiscal 2007. As a result of the evaluation, the company determined that the carrying amount of the goodwill exceeded its implied fair value, and recognized a non-cash impairment charge to goodwill and intangibles in the amount of $146.4 million, net of tax. The goodwill impairment charge was primarily the result of the decline in the company’s stock price.
Guidance
The company has elected to discontinue providing guidance for 2008 due to a number of factors including the historical volatility of satellite radio sales and the pending merger between SIRIUS and XM, which has also caused SIRIUS to suspend guidance. These factors, along with the slowing economy, have increased the difficulty of accurately predicting net sales and earnings.

Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the Company’s website at http://www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available through 11:59 p.m., March 31, 2008. The Company’s financial results are also available online at http://www.directed.com.
To participate in the conference call, investors should dial 800-762-8779 ten minutes prior to the call. International callers should dial 480-248-5081. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on March 31, 2008 by calling 800-406-7325 (passcode: 3853738). International callers should dial 303-590-3030 and use the same passcode.
About Directed Electronics
Headquartered in Southern California, Directed Electronics is the largest designer and marketer in North America of premium home theater loudspeakers sold under the Polk Audio(R) and Definitive Technology(R) brand names, and consumer-branded vehicle security and remote start systems sold under the Viper(R), Clifford(R), Python(R) and Autostart(R) brand names. Directed is also the largest aftermarket supplier of SIRIUS satellite radios and accessories, and a major supplier of mobile audio and video. Directed markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America, and around the world. Founded in 1982, the company has more than 500 employees and operations in California, Maryland, Canada, Europe and Asia. For more information, please visit http://www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected savings from the company’s operating efficiency program and interest expense. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, decline in consumer spending, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, economic risks associated with changes in social, political, regulatory, and economic conditions in the countries where our products are manufactured, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, risks with international operations, impairment of goodwill and intangible assets, claims related to intellectual property, ability to service debt obligations, restrictive terms of our senior secured credit facility, vulnerability to increases in interest rates, disruption in distribution centers, ability to raise additional capital if needed, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net product sales	$150,562	$209,268	$150,562	$209,268
Royalty and other revenue	1,425	1,031	1,425	1,031

Net Sales	151,987	210,299	151,987	210,299

Cost of sales	99,891	156,092	99,406	150,451

Gross profit	52,096	54,207	52,581	59,848

Operating expenses:
Selling, general and administrative	26,270	28,771	26,270	27,369
Goodwill and intangible asset impairment	194,832	—	—	—

Total operating expenses	221,102	28,771	26,270	27,369

Income from operations	(169,006)	25,436	26,311	32,479

Other income (expense):
Interest expense, net	(7,433)	(6,830)	(7,433)	(6,830)

Income before provision for income taxes	(176,439)	18,606	18,878	25,649

Provision for income taxes	(40,480)	7,846	8,224	10,293

Net income (loss)	$(135,959)	$10,760	$10,654	$15,356

Net income per common share:
Basic	$(5.25)	$0.41	$0.41	$0.59
Diluted	$(5.25)	$0.41	$0.41	$0.59

Weighted average number of shares:
Basic	25,898	26,032	25,898	26,032
Diluted	25,898	26,041	25,898	26,041
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	12/31/2007	12/31/2006
GAAP net income	$(135,959)	$10,760
Adjustments:
Gross profit reduction from purchase accounting	485	5,641
Patent litigation costs	—	1,402
Goodwill and intangible asset impairment	194,832	—
Tax effects of adjustments	(48,704)	(2,447)

Pro forma net income (loss)	$10,654	$15,356

GAAP net income per common share, diluted	$(5.25)	$0.41
Pro forma net income per common share, diluted	$0.41	$0.59
Diluted weighted average number of shares (GAAP and pro forma)	25,898	26,041

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	12/31/2007	12/31/2006
Net income	$(135,959)	$10,760
Adjustments:
Interest expense, net	7,433	6,830
Depreciation	698	647
Amortization	1,838	1,586
Goodwill and intangible asset impairment	194,832	—
Taxes	(40,480)	7,846

EBITDA (Note 1)	$28,362	$27,669

Gross profit reduction from purchase accounting	485	5,641
Patent litigation costs	—	1,402

Pro forma EBITDA (Note 1)	$28,847	$34,712

Non-cash stock-based compensation	234	46
Other	—	2,039

Adjusted EBITDA (Note 1)	$29,081	$36,797

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	12/31/2007	12/31/2006
Gross Security and Entertainment Sales	$101,163	$103,573
Gross Satellite Radio Sales	56,217	113,975
Rebates and Discounts	(6,818)	(8,280)

Net Product Sales	150,562	209,268
Royalties and Other Revenue	1,425	1,031

Net Sales	$151,987	$210,299

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net product sales	$396,491	$433,927	$396,491	$433,927
Royalty and other revenue	4,649	3,851	4,649	3,851

Net Sales	401,140	437,778	401,140	$437,778

Cost of sales	259,443	315,155	258,016	309,280

Gross profit	141,697	122,623	143,124	128,498

Operating expenses:
Selling, general and administrative	100,682	70,972	95,188	67,227
Goodwill and other intangible asset impairment	194,832	—	—	—

Total operating expenses	295,514	70,972	95,188	67,227

Income (loss) from operations	(153,817)	51,651	47,936	61,271

Other income (expense):
Interest expense, net	(27,785)	(17,516)	(27,785)	(17,091)

Income before provision for (benefit from) income taxes	(181,602)	34,135	20,151	44,180

Provision for (benefit from) income taxes	(41,634)	13,126	9,494	17,409

Net income (loss)	$(139,968)	$21,009	$10,657	$26,771

Net income (loss) per common share:
Basic	$(5.40)	$0.81	$0.41	$1.04
Diluted	$(5.40)	$0.81	$0.41	$1.04

Weighted average number of shares:
Basic	25,921	25,827	25,921	25,827
Diluted	25,921	25,839	25,921	25,839
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	12/31/2007	12/31/2006
GAAP net income (loss)	$(139,968)	$21,009
Adjustments:
Gross profit reduction from purchase accounting	1,427	5,875
Patent litigation costs	5,494	2,978
Transaction specific stock compensation expense related to Polk acquisition	—	767
Write-off of debt issuance costs	—	425
Goodwill and intangible asset impairment	194,832	—
Tax effects of adjustments	(51,128)	(3,619)
Revaluation of deferred tax assets and liabilities	—	(664)

Pro forma net income	$10,657	$26,771

GAAP net income (loss) per common share, diluted	$(5.40)	$0.81

Pro forma net income per common share, diluted	$0.41	$1.04

Diluted weighted average number of shares (GAAP and pro forma)	25,921	25,839

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	YTD	YTD
	12/31/2007	12/31/2006
Net income (loss)	$(139,968)	$21,009
Adjustments:
Interest expense, net	27,785	17,516
Depreciation	2,613	1,995
Amortization	7,069	4,727
Goodwill and intangible asset impairment	194,832	—
Taxes	(41,634)	13,126

EBITDA (Note 1)	$50,697	$58,373

Gross profit reduction from purchase accounting	1,427	5,875
Patent litigation costs	5,494	2,978
Transaction specific stock compensation expense related to Polk acquisition	—	767

Pro forma EBITDA (Note 1)	$57,618	$67,993

Non-cash stock-based compensation	885	46
Other	233	11,209

Adjusted EBITDA (Note 1)	$58,736	$79,248

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	YTD	YTD
	12/31/2007	12/31/2006
Gross Security and Entertainment Sales	$298,054	$229,367
Gross Satellite Radio Sales	117,906	220,070
Rebates and Discounts	(19,469)	(15,510)

Net Product Sales	396,491	433,927
Royalties and Other Revenue	4,649	3,851

Net Sales	$401,140	$437,778

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$4,760	$9,861
Accounts receivable, net	77,366	157,013
Inventories	64,219	122,697
Other current assets	22,936	31,755

Total current assets	169,281	321,326

Property and equipment, net	7,353	7,068
Goodwill and intangible assets, net	157,265	342,729
Other assets	6,535	7,584

Total assets	$340,434	$678,707

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$44,814	$116,690
Accrued expenses	28,527	40,630
Current portion of notes payable	2,669	3,068

Total current liabilities	76,010	160,388

Revolving loan	4,000	37,000
Senior notes, less current portion	260,257	302,159
Deferred tax liability	8,864	53,473
Other liabilities	5,201	1,296

Total liabilities	354,332	554,316

Shareholders’ equity (deficit)	(13,898)	124,391

Total liabilities and shareholders’ equity (deficit)	$340,434	$678,707